                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 8-K/A
                           AMENDMENT NO. 1 TO FORM 8-K

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                December 17, 1999
                                -----------------
               (Date of Report - date of earliest event reported)

                         VIRTUAL TECHNOLOGY CORPORATION
                         ------------------------------
               (Exact name of registrant as specified in charter)

                  Minnesota                 000-25397             41-1639011
      --------------------------------------------------------------------------
         (State or other jurisdiction  (Commission File No.)    (IRS Employer
      of incorporation or organization)                      Identification No.)

                3100 West Lake Street, Suite 400, Minneapolis, MN 55416
                -------------------------------------------------------
                       (Address of principal executive offices)

                                     612-915-1122
                                     ------------
                 (Registrant's telephone number, including area code)

Explanatory note: This Amendment No. 1 to the Form 8-K dated December 17, 1999 is filed solely to supply the financial statements required by Item 7 of Form 8-K.

Items 1,2,3,4,5,6 and 8 are not applicable and are therefore omitted.

Item 7.  Financial Statements and Exhibits.

                         Index To Financial Statements

                         VIRTUAL TECHNOLOGY CORPORATION

Unaudited pro forma combined condensed financial statement information. Unaudited pro forma combined condensed balance sheet as of October 31, 1999. Notes to unaudited pro forma combined condensed balance sheet.
Unaudited pro forma combined condensed statement of operations for the nine months ended October 31, 1999.
Unaudited pro forma combined condensed statement of operations for the year ended January 31, 1999.
Notes to unaudited pro forma combined condensed statements of operations.

                       TECH SQUARED INC. AND SUBSIDIARIES

Report of Independent Public Accountants.
Consolidated balance sheets as of December 31, 1998 and 1997.
Consolidated statements of operations for the years ended December 31, 1998,
     1997, and 1996.
Consolidated statements of comprehensive income (loss) for the years ended
     December 31, 1998, 1997, and 1996.
Consolidated statements of stockholders' equity for the years ended December 31,
     1998, 1997, and 1996.
Consolidated statements of cash flows for the years ended December 31, 1998,
     1997, and 1996.
Notes to consolidated financial statements.
Consolidated balance sheet as of September 30, 1999 (unaudited).
Consolidated statements of operations (unaudited) for the nine months ended
     September 30, 1999 and 1998.
Consolidated statements of cash flows (unaudited) for the nine months ended
     September 30, 1999 and 1998.
Notes to financial statements (unaudited).

                         VIRTUAL TECHNOLOGY CORPORATION
     Unaudited Pro Forma Combined Condensed Financial Statement Information


On December 17, 1999, Virtual Technology Corporation (the "Company"), through its wholly-owned subsidiary, T2 Acquisition Corporation, completed its acquisition of substantially all of the operating assets of Tech Squared Inc. ("Tech") for approximately $3.2 million in cash and the assumption of certain liabilities.

Tech sells microcomputer hardware and software products. Tech's target markets are (i) desktop publishing, graphic arts and pre-press industries, (ii) computer dealers and value-added resellers and (iii) developers of internal corporate intranet and external Internet sites and managers of local area networks and wide area networks. At December 31, 1998, Tech consisted of an operating division (which was acquired by the Company), investments in mining properties and assets, and an investment in Digital River, Inc. common stock.

Concurrent with the Company's December 1999 acquisition of Tech, Tech distributed the shares of Digital River, Inc. stock to the Tech shareholders. Tech previously distributed its investment in mining properties and assets in May 1999.

The following unaudited pro forma combined condensed balance sheet as of October 31, 1999 and statements of operations for the year ended January 31, 1999, and for the nine months ended October 31, 1999, give effect to the acquisition of substantially all of the operating assets of Tech by the Company using the purchase method of accounting. The unaudited pro forma combined condensed financial statements combine the historical consolidated balance sheet and statement of operations of the Company and the historical balance sheet and statement of operations of Tech (collectively "the Entities"). The unaudited pro forma combined condensed balance sheet as of October 31, 1999, assumes the acquisition occurred as of October 31, 1999. The unaudited pro forma combined condensed statements of operations for the year ended January 31, 1999 and for the nine months ended October 31, 1999, assume the acquisition occurred effective February 1, 1998. The unaudited pro forma combined condensed financial statements give effect to (i) the acquisition of Tech, (ii) the payment of $3.2 million in cash in connection with the acquisition of the operating assets of Tech, and (iii) other adjustments to eliminate certain assets and liabilities (primarily the investments in Digital River, Inc. and the mining properties and assets) which were not acquired.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of the financial position or results of operations of the Company as they may be in the future or as they might have been for the periods presented had the acquisition occurred effective February 1, 1998 or as of the date of the unaudited pro forma combined condensed balance sheet. The unaudited pro forma combined condensed financial statements and accompanying notes should be read in conjunction with the historical financial statements of Virtual Technology Corporation, as filed on Form 10-K for the year ended January 31, 1999 and on Form 10-Q for the nine month period ended October 31, 1999, and the historical financial statements of Tech Squared Inc., including the notes to such financial statements, as of December 31, 1998 and for the year then ended, and as of September 30, 1999 and for the nine month period then ended, as set forth in this Form 8-K/A.

The pro forma adjustments are based upon information available at this time and upon certain assumptions that the Company's management believes are reasonable in the circumstances. However, the actual allocation of purchase price and the resulting effect on operations may differ significantly from the pro forma amounts included herein. Consequently, the amounts reflected in the unaudited pro forma combined condensed financial statements are subject to change, and the final amounts may differ substantially.

                         VIRTUAL TECHNOLOGY CORPORATION
              Unaudited Pro Forma Combined Condensed Balance Sheet
                                October 31, 1999



                                                                         Historical                            Pro Forma
                                                           ----------------------------------       -----------------------------

                                                               Virtual              Tech
                                                             Technology           Squared,
                                                             Corporation            Inc.
                            ASSETS                               (1)                (2)            Adjustments         Adjusted
                                                           -------------       --------------     ------------       ------------
CURRENT ASSETS
  Cash and cash equivalents                               $    625,049          $ 1,433,117       $ (1,433,117)(3)   $    625,049
  Accounts receivable, net                                   8,703,019            3,325,666                            12,028,685
  Inventories, net                                           3,131,474            1,538,431                             4,669,905
  Other current assets                                       2,907,587              660,451           (247,434)(3)      3,320,604
                                                          ------------          -----------       ------------       ------------
TOTAL CURRENT ASSETS                                        15,367,129            6,957,665         (1,680,551)        20,644,243
                                                          ------------          -----------       ------------       ------------

EQUIPMENT, net                                                 628,028              458,474                             1,086,502
                                                          ------------          -----------       ------------       ------------

INVESTMENT IN DIGITAL RIVER                                          -           65,250,000        (65,250,000)(3)              -
                                                          ------------          -----------       ------------       ------------

OTHER ASSETS
   Deferred consulting costs                                   862,986                    -                               862,986
   Prepaid consulting services                               2,499,208                    -                             2,499,208
   Other                                                       178,984                    -                               178,984
                                                          ------------          -----------       ------------       ------------
TOTAL OTHER ASSETS                                           3,541,178                    -                             3,541,178

INTANGIBLE ASSETS, net                                       8,321,887                    -          1,200,000 (5)      9,521,887
                                                          ------------          -----------       ------------       ------------
                                                            11,863,065                    -          1,200,000         13,063,065

                                                          ============          ===========       ============       ============
                                                          $ 27,858,222          $72,666,139       $(65,730,551)      $ 34,793,810
                                                          ============          ===========       ============       ============

             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                        $  8,068,228          $ 3,518,947       $   (335,570)(3)   $ 11,251,605
  Accrued expenses and other accrued liabilities             4,319,678            1,047,274           (697,421)(3)
                                                                                                       200,000 (5)      4,869,531
  Notes payable                                                800,970                    -                               800,970
  Line of credit                                             5,748,122              337,375          2,146,465 (4)
                                                                                                      (337,375)(3)      7,894,587
  Current amount of capital lease obligations                   11,296                    -                                11,296
                                                          ------------          -----------       ------------       ------------
TOTAL CURRENT LIABILITIES                                   18,948,294            4,903,596            976,099         24,827,989
                                                          ------------          -----------       ------------       ------------

OTHER LIABILITIES
   Capital lease obligations, net of current amount             40,794                    -                                40,794
   Notes payable - long term                                   250,000                    -                               250,000
   Loans from related parties                                   30,000                    -                                30,000
   Deferred income taxes                                             -           24,470,000        (24,470,000)(3)              -
                                                          ------------          -----------       ------------       ------------
                                                               320,794           24,470,000        (24,470,000)           320,794
                                                          ------------          -----------       ------------       ------------

STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $.001 par value; 100,000,000
     shares authorized; shares issued and outstanding,
     30,538,680                                                 30,539                    -              1,056 (4)         31,595
  Additional paid in capital                                33,930,261            6,945,599          1,054,837 (4)
                                                                                                    (6,945,599)(3)     34,985,098
  Stock subscription receivable                               (925,000)            (725,000)           725,000 (3)       (925,000)
  Accumulated deficit                                     $(24,446,666)            (879,228)           879,228 (3)    (24,446,666)
  Unrealized gain on available-for-sale securities                   -           37,951,172        (37,951,172)(3)              -
                                                          ------------          -----------       ------------       ------------

                                                             8,589,134           43,292,543        (42,236,650)         9,645,027
                                                           -----------          -----------       ------------       ------------
                                                          $ 27,858,222          $72,666,139       $(65,730,551)      $ 34,793,810
                                                          ============          ===========       ============       ============


   See accompanying notes to unaudited pro forma combined condensed financial statements

                         VIRTUAL TECHNOLOGY CORPORATION
         Notes to Unaudited Pro Forma Combined Condensed Balance Sheet


(1) Reflects the historical balance sheet of Virtual Technology Corporation as derived from the Company's unaudited balance sheet as of October 31, 1999 as filed on Form 10-Q.

(2) Reflects the historical balance sheet of Tech Squared Inc. as derived from Tech's unaudited balance sheet as of September 30, 1999 as filed on Form 10-Q.

(3) To eliminate assets, liabilities and equity of Tech which were not acquired. The table below is a summary of these items:

          Cash                                                $  1,433,117
          Other current assets                                     247,734
          Investment in Digital River Inc.                      65,250,000
          Accounts payable                                        (335,570)
          Accrued expenses                                        (697,421)
          Line of credit                                          (337,375)
          Deferred income taxes                                (24,470,000)
          Paid in capital                                       (6,945,599)
          Stock subscription receivable                            725,000
          Accumulated deficit                                      879,228
          Unrealized gain on available for sale securities     (37,951,172)
                                                              ------------
          Net liabilities not acquired                        $ (2,202,358)
                                                              ============


(4) To recognize the $3.2 million cash paid to acquire Tech. The cash was obtained by selling 1,055,893 shares of the Company's common stock at $1.00 per share, and the borrowing of $2,146,465 under the Company's revolving line of credit. The revolving line of credit expires on March 31, 2003.

(5) To record the allocation of the excess of the purchase price over the estimated fair value of the Tech assets acquired.

     The table below is a summary of the purchase price and the preliminary allocation of the purchase price to the assets acquired and the liabilities assumed:

          Cash                                               $3,202,358
          Tech liabilities assumed                            3,533,230
          Estimated direct acquisition costs                    200,000
                                                             ----------
          Total purchase price                               $6,935,588
                                                             ==========

          Estimated fair value of tangible assets
           acquired (approximates recorded book value):
                Accounts receivable                          $3,325,666
                Inventory                                     1,538,431
                Other current assets                            413,017
                Equipment                                       458,474
                                                             ----------
                                                             $5,735,588
                                                             ==========

          Purchase price in excess of the estimated fair
            value of assets acquired                         $1,200,000
                                                             ==========



     The Company has preliminarily allocated the excess of the purchase price over the fair value of the tangible assets acquired to the following identifiable intangible assets:

                                                           Estimated Useful
     Description                   Amount                    Life (Years)
     -----------                  --------                 ----------------
     Customer list              $  690,000                        5
     Stable workforce              225,000                        4
     Domain names                  130,000                        7
     Trade names                   155,000                        7
                                ----------
                                $1,200,000
                                ==========


                         VIRTUAL TECHNOLOGY CORPORATION
         Unaudited Pro Forma Combined Condensed Statement of Operations
                       Nine Months Ended October 31, 1999




                                                Historical                            Pro Forma
                                      ------------------------------        -----------------------------
                                       Virtual              Tech
                                      Technology          Squared,
                                     Corporation           Inc.
                                         (1)                (2)             Adjustments         Adjusted
                                     ------------        -----------        -----------       ------------
NET SALES                            $ 53,966,489        $33,166,578                          $ 87,133,067

COST OF SALES                          50,189,221         29,267,366                            79,456,587
                                     ------------        -----------        -----------       ------------

GROSS PROFIT                            3,777,268          3,899,212                             7,676,480

OPERATING EXPENSES
     Sales and marketing                4,908,994          1,899,125                          $  6,808,119
     General and administrative         5,328,294          5,631,139                            10,959,433
     Consulting services                8,092,363                  -                             8,092,363
     Amortization of intangibles          698,477                  -        $   176,223 (9)        874,700
                                     ------------        -----------        -----------       ------------
                                       19,028,128          7,530,264            176,223         26,734,615
                                     ------------        -----------        -----------       ------------
LOSS FROM OPERATIONS                  (15,250,860)        (3,631,052)          (176,223)       (19,058,135)

OTHER INCOME (EXPENSE)
  Interest income (expense), net       (1,264,327)            52,834           (156,530)(6)     (1,368,023)
  Investment income                             -              2,048                                 2,048
  Loss on mining assets                         -           (145,947)           145,947 (3)              -
  Other expense                          (205,809)                 -                              (205,809)
                                     ------------        -----------        -----------       ------------
                                       (1,470,136)           (91,065)           (10,583)        (1,571,784)
                                     ------------        -----------        -----------       ------------
NET LOSS                              (16,720,996)        (3,722,117)          (186,806)       (20,629,919)

PREFERRED STOCK DIVIDENDS                       -            (51,456)            51,456 (7)              -
                                     ------------        -----------        -----------       ------------
NET LOSS APPLICABLE
  TO COMMON SHARES                   $(16,720,996)      $ (3,773,573)       $  (135,350)      $(20,629,919)
                                     ============       ============        ===========       ============


NET LOSS PER COMMON SHARE
  - BASIC AND DILUTED                $      (0.58)                                            $      (0.69)
                                     ============                                             ============

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED      28,691,364                             1,055,893 (10)    29,747,257


See accompanying notes to unaudited pro forma combined condensed financial statements

                         VIRTUAL TECHNOLOGY CORPORATION
         Unaudited Pro Forma Combined Condensed Statement of Operations
                          Year Ended January 31, 1999





                                               Historical                            Pro Forma
                                      -----------------------------       ---------------------------------
                                         Virtual            Tech
                                       Technology         Squared,
                                      Corporation           Inc.
                                          (1)               (2)           Adjustments            Adjusted
                                      -----------       -----------       -----------           -----------
NET SALES                             $ 4,945,907       $38,800,270                             $43,746,177

COST OF SALES                           4,769,313        33,829,265                              38,598,578
                                      -----------       -----------       -----------           -----------

GROSS PROFIT                              176,594         4,971,005                               5,147,599

OPERATING EXPENSES
     Sales and marketing                1,792,238         3,101,205                               4,893,443
     General and Administrative         2,727,937         2,734,190                               5,462,127
     Amortization of intangibles                -                 -           234,964 (9)           234,964
                                      -----------       -----------       -----------           -----------
                                        4,520,175         5,835,395           234,964            10,590,534
                                      -----------       -----------       -----------           -----------


LOSS FROM OPERATIONS                   (4,343,581)         (864,390)         (234,964)           (5,442,935)

OTHER INCOME (EXPENSE)
     Interest expense                     (79,618)          (96,677)         (209,280)(6)          (385,575)
     Gain (loss) on sale of securities          -         3,780,872        (4,048,000)(5)          (267,128)
     Equity in loss from
       Digital River                            -        (1,829,207)        1,829,207 (4)                 -
     Loss on mining assets                      -          (538,276)          538,276 (3)                 -
     Other                                 66,111                 -                 -                66,111
                                      -----------       -----------       -----------           -----------
                                          (13,507)        1,316,712        (1,889,797)             (586,592)
                                      -----------       -----------       -----------           -----------

     Income (loss) before
       income taxes                    (4,357,088)          452,322        (2,124,761)           (6,029,527)

PROVISION FOR INCOME TAXES                      -           988,000          (988,000)(8)                 -
                                      -----------       -----------       -----------           -----------

NET LOSS                               (4,357,088)         (535,678)       (1,136,761)           (6,029,527)
PREFERRED STOCK DIVIDENDS                       -           (31,045)           31,045 (7)                 -
                                      -----------       -----------       -----------           -----------
NET LOSS APPLICABLE
  TO COMMON SHARES                    $(4,357,088)      $  (566,723)      $(1,105,716)          $(6,029,527)
                                      ===========       ===========       ===========           ===========

NET LOSS PER COMMON SHARE - BASIC     $     (0.26)                                              $     (0.34)
                                      ===========                                               ===========

WEIGHTED AVERAGE COMMON SHARES         16,958,284                           1,055,893 (10)       18,014,177
   OUTSTANDING


See accompanying notes to unaudited pro forma combined condensed financial statements

                         VIRTUAL TECHNOLOGY CORPORATION
    Notes to Unaudited Pro Forma Combined Condensed Statements of Operations


(1) Reflects the historical statement of operations of Virtual Technology Corporation as derived from the Company's unaudited statement of operations for the nine months ended October 31, 1999 as filed on Form 10-Q, or the statement of operations for the year ended January 31, 1999 as filed on Form 10-K.

(2) Reflects the historical statement of operations of Tech Squared Inc. as derived from Tech's unaudited statement of operations for the nine months ended September 30, 1999 as filed on Form 10-Q, or the statement of operations for the year ended December 31, 1998 as filed on Form 10-K.

(3) To eliminate the losses on Tech's mining properties and assets of $145,947 for the nine-month period ended September 30, 1999 and $538,276 for the year ended December 31, 1998. The Company did not acquire Tech's investment in these mining assets.

(4) To eliminate the $1,829,207 loss recognized by Tech resulting from the equity method of accounting applied to Tech's common stock investment in Digital River Inc. Virtual Technology Corporation did not acquire Tech's investment in Digital River Inc.

(5) To eliminate Tech's gain on sale of Digital River Inc. common stock of $4,048,000.

(6) To record interest, at an assumed rate of 9.75%, on borrowings of $2,146,465 under the Company's revolving line of credit used to complete the acquisition of Tech Squared Inc. Additional interest expense was $156,310 for the nine months ended October 31, 1999 and $209,280 for the year ended January 31, 1999.

(7) To eliminate Tech's redeemable preferred stock dividends of $51,456 for the nine months ended September 30, 1999 and $31,045 for the year ended December 31, 1998.

(8) To eliminate Tech's provision for income taxes of $988,000 for the year ended December 31, 1998. The tax provision resulted from Tech's gain on the sale of Digital River Inc. common stock. (See Note (5), above.)

(9) To record amortization expense based upon the preliminary allocation of the purchase price and the amount of identifiable intangible assets.

(10) To reflect the sale of 1,055,893 shares of common stock to fund a portion of the purchase price.

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Tech Squared Inc.:

We have audited the accompanying consolidated balance sheets of Tech Squared Inc. (a Minnesota corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tech Squared Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                          ARTHUR ANDERSEN LLP



Minneapolis, Minnesota,
   February 19, 1999

                           TECH SQUARED INC. AND SUBSIDIARIES
                              Consolidated Balance Sheets

                               As of December 31


                                                                                       1998             1997
                                                                                 -------------   -------------
                                      ASSETS

Current Assets:
   Cash and cash equivalents                                                     $   4,436,276   $         300
   Restricted cash                                                                     229,466         143,623
   Available-for-sale securities                                                            --         467,438
   Trade accounts receivable, less allowance
      for doubtful accounts of $365,000 and $180,000, respectively                   3,387,907       2,727,883
   Inventories                                                                       1,783,905       1,890,480
   Prepaids and other current assets                                                   416,666         234,936
                                                                                 -------------   -------------
               Total current assets                                                 10,254,220       5,464,660

Property and Equipment, net                                                            499,874         346,419

Receivable From Officer/Stockholder                                                         --         201,512

Mining Assets                                                                          190,000         748,276

Investment in Digital River                                                        106,500,000         839,202
                                                                                 -------------   -------------
                                                                                 $ 117,444,094   $   7,600,069
                                                                                 =============   =============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Revolving line of credit                                                      $       7,395   $     765,728
   Current maturities of long-term debt                                                 15,000          80,000
   Accounts payable                                                                  5,008,449       2,816,959
   Accrued compensation and benefits                                                   205,156         239,748
   Other accrued expenses                                                            1,404,776         791,743
   Dividend payable to officer/shareholder                                             200,000         200,721
                                                                                 -------------   -------------
               Total current liabilities                                             6,840,776       4,894,899


Dividend Payable to Officer/Shareholder                                                 83,857         283,136

Long-Term Debt, less current maturities                                                     --          15,000

Deferred Income Taxes                                                               39,815,000              --

Redeemable Preferred Stock, 12% cumulative convertible, $1 par value,
   1,000,000 shares authorized; 160,000 shares issued and outstanding                  247,744         216,700
                                                                                 -------------   -------------
Commitments and Contingencies (Note 7)

Stockholders' Equity:
   Common stock, no par value, 25,000,000 shares authorized; 11,603,075 and
    10,375,037 shares issued and outstanding, respectively                           3,990,200       3,189,436
   Stock subscription receivable                                                      (284,000)             --
   Retained earnings (accumulated deficit)                                           2,894,345        (912,539)
   Unrealized gain (loss) on available-for-sale securities                          63,856,172         (86,563)
                                                                                 -------------   -------------
               Total stockholders' equity                                           70,456,717       2,190,334
                                                                                 -------------   -------------
                                                                                 $ 117,444,094   $   7,600,069
                                                                                 =============   =============

The accompanying notes are an integral part of these consolidated balance sheets

                       TECH SQUARED INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations

                        For the Years Ended December 31



                                                                        1998                1997               1996
                                                                    -----------         -----------        -----------
Net sales                                                           $38,800,270         $36,995,277        $37,386,715

Cost of sales                                                        33,829,265          32,527,878         33,475,525
                                                                    -----------         -----------        -----------
               Gross profit                                           4,971,005           4,467,399          3,911,190
                                                                    -----------         -----------        -----------
Selling and marketing expenses                                        3,101,205           1,882,729          2,083,961

General and administrative expenses                                   2,734,190           2,182,458          2,676,190
                                                                    -----------         -----------        -----------
               Total operating expenses                               5,835,395           4,065,187          4,760,151
                                                                    -----------         -----------        -----------
Income (loss) from operations                                          (864,390)            402,212           (848,961)

Gain on sale of securities                                            3,780,872              26,646                  -

Loss on mining assets                                                  (538,276)                  -                  -

Interest expense, net                                                   (96,677)            (85,078)           (43,068)

Equity in loss from Digital River                                    (1,829,207)         (1,356,370)                 -
                                                                    -----------         -----------        -----------
               Income (loss) before income taxes and
                  minority interest in losses of Digital
                  River                                                 452,322          (1,012,590)          (892,029)

Provision for income taxes                                              988,000                   -                  -
                                                                    -----------         -----------        -----------
               Loss before minority interest                           (535,678)         (1,012,590)          (892,029)

Minority interest in losses of Digital River                                  -                   -            275,634
                                                                    -----------         -----------        -----------
               Net loss                                                (535,678)         (1,012,590)          (616,395)

Preferred stock dividends                                                31,045              19,200             35,000
                                                                    -----------         -----------        -----------
               Net loss applicable to common shares
                                                                    $  (566,723)        $(1,031,790)       $  (651,395)
                                                                    ===========         ===========        ===========
Net loss per common share, basic and diluted                           $   (.05)          $    (.10)        $     (.06)
                                                                    ===========         ===========        ===========
Weighted average common shares outstanding, basic and
   diluted                                                           11,050,724          10,374,870         10,374,870
                                                                    ===========         ===========        ===========


The accompanying notes are an integral part of these consolidated financial statements.

                       TECH SQUARED INC. AND SUBSIDIARIES

             Consolidated Statements of Comprehensive Income (Loss)

                         For the Years Ended December 31



                                                                            1998              1997             1996
                                                                       ------------       ------------      ----------

Net loss                                                               $  (535,678)       $(1,012,590)      $(616,395)
                                                                       ------------       ------------      ----------
Other comprehensive income, net of tax:
   Unrealized gains (losses) on securities-
      Unrealized holding gains (losses) arising during the year         67,723,607           (199,917)       (260,000)
      Less- Reclassification adjustment for gains included in
         net loss                                                       (3,780,872)           (26,646)              -
                                                                       ------------       ------------      ----------
Other comprehensive income (loss)                                       63,942,735           (226,563)       (260,000)
                                                                       ------------       ------------      ----------
Comprehensive income (loss)                                            $63,407,057        $(1,239,153)      $(876,395)
                                                                       ============       ============      ==========



The accompanying notes are an integral part of these consolidated financial statements.

                       TECH SQUARED INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                         For the Years Ended December 31



                                                                              Common Stock
                                                                     -------------------------       Stock
                                                                                                  Subscription
                                                                      Shares          Amount       Receivable
                                                                     ----------   ------------   -------------
Balance, December 31, 1995                                           10,374,870   $  3,302,066   $         --

   Net loss                                                                  --             --             --
   Payment for shares to effect Jaguar Group, Ltd. merger
                                                                             --       (193,485)            --
   Preferred stock dividends                                                 --             --             --
   Final allocation of purchase price to effect Jaguar Group,
      Ltd. merger                                                            --         80,522             --
   Net change in unrealized loss on available-for-sale securities
                                                                             --             --             --
                                                                     ----------   ------------   -------------
Balance, December 31, 1996                                           10,374,870      3,189,103             --
   Net loss                                                                  --             --             --
   Gain on sale of stock by Digital River                                    --             --             --
   Preferred stock dividends                                                 --             --             --
   Warrants exercised                                                       167            333             --
   Net change in unrealized loss on available-for-sale securities            --             --             --
                                                                     ----------   ------------   -------------
Balance, December 31, 1997                                           10,375,037      3,189,436             --
   Net loss                                                                  --             --             --
   Preferred stock dividends                                                 --             --             --
   Payment for options exercised                                      1,228,038        800,764       (284,000)
   Gain on sale of stock by Digital River                                    --             --             --
   Net change in unrealized gain on available-for-sale securities            --             --             --
                                                                     ----------   ------------   -------------
Balance, December 31, 1998                                           11,603,075   $  3,990,200   $   (284,000)
                                                                     ==========   ============   =============


                                                                       Retained
                                                                       Earnings      Unrealized
                                                                     (Accumulated  Gain (Loss) on
                                                                       Deficit)      Securities      Total
                                                                   ------------   ------------   -------------


Balance, December 31, 1995                                         $ (1,463,569)  $    400,000   $  2,238,497

   Net loss                                                            (616,395)            --       (616,395)
   Payment for shares to effect Jaguar Group, Ltd. merger
                                                                             --             --       (193,485)
   Preferred stock dividends                                            (35,000)            --        (35,000)
   Final allocation of purchase price to effect Jaguar Group,
      Ltd. merger                                                            --             --         80,522
   Net change in unrealized loss on available-for-sale securities            --       (260,000)      (260,000)
                                                                   ------------   ------------   -------------

Balance, December 31, 1996                                           (2,114,964)       140,000      1,214,139
   Net loss                                                          (1,012,590)            --     (1,012,590)
   Gain on sale of stock by Digital River                             2,234,215             --      2,234,215
   Preferred stock dividends                                            (19,200)            --        (19,200)
   Warrants exercised                                                        --             --            333
   Net change in unrealized loss on available-for-sale securities            --       (226,563)      (226,563)
                                                                   ------------   ------------   -------------
Balance, December 31, 1997                                             (912,539)       (86,563)     2,190,334
   Net loss                                                            (535,678)            --       (535,678)
   Preferred stock dividends                                            (31,045)            --        (31,045)
   Payment for options exercised                                             --             --        516,764
   Gain on sale of stock by Digital River                             4,373,607             --      4,373,607
   Net change in unrealized gain on available-for-sale securities            --     63,942,735     63,942,735
                                                                   ------------   ------------   -------------
Balance, December 31, 1998                                         $  2,894,345   $ 63,856,172   $ 70,456,717
                                                                   ============   ============   =============


The accompanying notes are an integral part of these consolidated financial statements.

                       TECH SQUARED INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                         For the Years Ended December 31

                                                                               1998              1997              1996
                                                                           -----------       ------------      -----------
Operating Activities:
   Net loss                                                                $ (535,678)       $(1,012,590)      $ (616,395)
   Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities-
         Depreciation and amortization                                        174,931            191,737          244,599
         Equity in losses of Digital River                                  1,829,207          1,356,370                -
         Gain on sale of securities                                        (3,780,872)           (26,646)               -
         Minority interest in Digital River                                         -                  -         (275,634)
         Loss on mining assets                                                538,276                  -                -
         Change in operating assets and liabilities:
            Trade accounts receivable                                        (660,024)           151,317         (573,104)
            Inventories                                                       106,575             16,066        1,612,822
            Prepaids and other current assets                                (181,730)           110,787          173,297
            Accounts payable                                                2,191,490         (1,457,016)        (511,199)
            Accrued compensation and benefits                                 (34,592)            52,098           44,804
            Other accrued expenses                                            730,033            280,090          (32,865)
                                                                           -----------       ------------      -----------
               Net cash provided by (used in) operating activities            377,616           (337,787)          66,325
                                                                           -----------       ------------      -----------
Investing Activities:
   Change in restricted cash                                                  (85,843)          (143,623)               -
   Purchase of property and equipment                                        (345,012)          (168,016)        (244,047)
   Patents and organization costs                                                   -                  -          (27,964)
   Proceeds from sale of securities                                         4,709,272            272,646                -
   Proceeds from sale of mining assets                                         20,000                  -                -
   Decrease in cash due to deconsolidation of Digital River                         -           (799,721)               -
   Change in officer/stockholder receivable                                   201,512                  -            4,288
                                                                           -----------       ------------      -----------
               Net cash provided by (used in) investing activities          4,499,929           (838,714)        (267,723)
                                                                           -----------       ------------      -----------
Financing Activities:
   Net borrowings (payments) on revolving line of credit                     (758,333)           486,363         (377,277)
   Issuance of common stock, net                                              516,764                  -                -
   Stock repurchase                                                                 -                  -          (37,500)
   Dividends paid                                                            (200,000)          (208,120)        (200,730)
   Proceeds from issuance of Digital River long-term debt, net                      -                  -          848,093
                                                                           -----------       ------------      -----------
               Net cash provided by (used in) financing activities           (441,569)           278,243          232,586
                                                                           -----------       ------------      -----------
Increase (decrease) in cash and cash equivalents                            4,435,976           (898,258)          31,188

Cash and cash equivalents, beginning of year                                      300            898,558          867,370
                                                                           -----------       ------------      -----------
Cash and cash equivalents, end of year                                     $4,436,276        $       300       $  898,558
                                                                           -----------       ------------      -----------
Supplemental cash flow information:
   Cash paid for interest                                                  $  112,770        $    93,970       $   50,375
   Cash paid for income taxes                                                       -                  -                -

Noncash Financing Activities:
   Dividends accrued                                                           31,045             19,200           35,000
   Noncash repurchase of shares                                                     -                  -          178,485
   Stock subscription receivable                                              284,000                  -                -

Decrease in various accounts upon deconsolidation of Digital River:
   Prepaids and other current assets                                                -             (8,934)               -
   Property and equipment                                                           -           (106,617)               -
   Debt issuance costs                                                              -           (147,413)               -
   Patents and organization costs                                                   -           (133,488)               -
   Convertible debentures                                                           -           (998,750)               -
   Accounts payable                                                                 -           (142,445)               -
   Other accrued liabilities                                                        -            (93,621)               -

The accompanying notes are an integral part of these consolidated financial statements.

                       TECH SQUARED INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS AND OPERATIONS

Tech Squared Inc. and its wholly owned subsidiaries (the Company) is a national direct marketer and distributor of microcomputer hardware and software products primarily for users of Apple Macintosh(R) personal computers and IBM-compatible personal computers. The Company's sales and marketing efforts are currently targeted at desktop publishing, graphic arts and prepress industries through its catalog, "DTP Direct," to computer dealers and value-added resellers through its distribution business, and to developers of internal corporate intranet and external Internet sites and managers of local area networks and wide area networks through its "Net Direct" catalog.

Prior to January 1, 1997, the consolidated financial statements included the accounts of the Company and Digital River, Inc. (Digital River), an on-line distributor of software products via the Internet. In December 1995, the Company obtained a bargain purchase option to acquire 3,200,000 shares of Digital River common stock from the Company's majority stockholder and Chairman, representing at the time a 60% ownership in Digital River. The option is not transferable and is exercisable at any time through December 31, 2000 for a total exercise price of $1. During 1997, Digital River converted all of its outstanding debentures and issued additional common stock pursuant to private placements which reduced the Company's effective control from 60% at December 31, 1996 to approximately 35% at December 31, 1997. As a result of the reduction in the Company's ownership percentage, the financial results of Digital River are no longer consolidated with those of the Company. Beginning January 1, 1997, the Company accounted for its investment in Digital River using the equity method of accounting. Digital River sold additional shares of common stock in 1998 through private placements and its initial public offering of common stock. The following amounts were recorded as credits to retained earnings in the accompanying statement of stockholders' equity as a result of the 1997 and 1998 sales of stock by Digital River:


                                                                             Year Ended December 31
                                                                           -------------------------
                                                                              1998           1997
                                                                           ----------     ----------
            Increase to investment in Digital River                        $6,964,607     $2,234,215
            Deferred income taxes                                           2,591,000              -
                                                                           ----------     ----------
            Gain on sale                                                   $4,373,607     $2,234,215
                                                                           ==========     ==========


On August 11, 1998, Digital River completed an initial public offering of 3,000,000 shares of common stock. This caused the Company's ownership to decrease to approximately 19%. As of August 12, 1998, the Company began accounting for its investment in Digital River as an available-for-sale security in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which is valued at $35.50 per share, the closing market price at December 31, 1998. In December 1998, the Company participated in Digital River's follow-up offering by selling 200,000 shares, further reducing the Company's ownership to approximately 15% as of December 31, 1998.

Digital River had total assets of $80,328,000 and $3,405,000 as of December 31, 1998 and 1997, respectively. For the years ended December 31, 1998, 1997 and 1996, Digital River recorded a net loss of $13,798,000, $3,485,000 and $689,000 on net sales of $20,911,000, $2,472,000 and $111,000, respectively.

Digital River currently occupies approximately 7,000 square feet of warehouse space at the Company's corporate headquarters. Prior to August 1998, the offices of Digital River were also located in the Company's facilities. The Company bills Digital River for the leased space, and prior to 1999, certain related costs such as direct labor costs, phone services, general liability insurance and janitorial services through an administrative charge. Total charges by the Company to Digital River for administrative expenses were approximately $207,000, $160,000 and $82,000 in 1998, 1997 and 1996, respectively.

During 1997, the Company began performing fulfillment services for Digital River on physical shipments of products, for which Digital River pays the Company a fulfillment fee. The Company billed Digital River $246,000 and $8,000 for these services in 1998 and 1997, respectively.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

RESTRICTED CASH

Restricted cash represents amounts held in escrow by certain financial service providers.

INVENTORIES

Inventories, consisting primarily of products held for resale, are stated at the lower of cost or market, as determined by the first-in, first-out inventory method.

PROPERTY AND EQUIPMENT

Property and equipment, consisting of furniture, equipment and leasehold improvements, are stated at cost. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five years, or for leasehold improvements, over the length of the lease.

Property and equipment consisted of the following at December 31:

                                                                          1998             1997
                                                                      ----------        ----------
        Furniture and equipment                                       $1,551,112        $1,224,304
        Leasehold improvements                                           159,134           140,929
                                                                      ----------        ----------
                                                                       1,710,246         1,365,233
        Less- Accumulated depreciation
          and amortization                                            (1,210,372)       (1,018,814)
                                                                      ----------        ----------
                                                                      $  499,874        $  346,419
                                                                      ==========        ==========

REVENUE RECOGNITION

Revenue from product sales is recognized upon shipment to the customer. Certain product sales to end users are made pursuant to a 30-day cash back refund policy. A reserve for returns is established based on historical trends.

ADVERTISING COSTS

Advertising costs related to mailed direct-response advertising are deferred and charged to expense over the period during which the related sales are expected to occur. The cost of nondirect-response advertising is charged to expense the first time the advertising takes place. The Company uses an accelerated amortization schedule for its "DTP Direct" catalog whereby approximately 90% of the costs are amortized in the first four months and fully amortized by the sixth month. Direct-response-related advertising expense was $1,000,000, $371,000 and $491,000 in 1998, 1997 and 1996, respectively.

INCOME TAXES

Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

NET LOSS PER COMMON SHARE

Basic loss per common share is computed by dividing net loss applicable to common shares by the weighted average number of shares of common stock outstanding during the year. The computation of diluted earnings per common share is similar to the computation of basic loss per common share, except that the denominator is increased for the assumed conversion of convertible securities and the exercise of dilutive options using the treasury stock method. The shares used in computing basic and diluted earnings per share were the same for the years ended December 31, 1998, 1997 and 1996. Options and warrants totaling 4,452,974, 5,661,484 and 6,201,958 were excluded from dilutive earnings per share in 1998, 1997 and 1996, respectively, as their effect is antidilutive.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Company adopted SFAS No. 130, "Reporting Comprehensive Income," on January 1, 1998. SFAS No. 130 establishes standards for reporting and display in the financial statements of net income and the components of all other nonowner changes in equity, referred to as comprehensive income. The Company has elected to present comprehensive income (loss) as a separate statement in the accompanying consolidated financial statements.

The Company also adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in 1998. SFAS No. 131 requires disclosure of business and geographic segments in the consolidated financial statements of the Company. The adoption of the disclosure requirements of SFAS

No. 131 had no impact on the Company's consolidated financial statements as there is only one reportable segment.

2.   INVESTMENTS:

The Company acquired the following assets in a merger in 1995 that are not related to its current operations or to its future operating plans.

CAM DESIGNS, INC.

Cam Designs, Inc. (Cam Designs), a Delaware corporation, is the parent company of MGA Holdings Ltd., a United Kingdom corporation which designs, engineers and prototypes tools for the automobile and aerospace industries. During 1998, the Company sold a portion of its holdings of Cam Designs stock, resulting in realized gains of approximately $5,000. In October 1998, Cam Designs announced that its United Kingdom companies were placed in receivership because Cam Designs could not secure adequate bank financing. Due to Cam Designs distressed financial situation, the Company wrote off the balance of the Cam Designs stock during 1998.

During 1997, the Company sold shares resulting in realized gains on sale of Cam Designs common stock of $27,500, less commissions and fees. As part of a settlement agreement, the Company is required to hold shares of Cam Design stock with an escrow agent. The number of escrow shares will be adjusted downward and released from escrow as payments, set forth in the agreement, are made. These shares remain in escrow at December 31, 1998.

MINING ASSETS

The Company holds certain mining properties and rights in the Alder Gulch area of the Virginia City Mining District in southwest Montana, and also near Rimini, Montana. These properties and rights were obtained in a 1995 merger. In December 1998, the Company sold a portion of these assets and reduced the remaining assets to the estimated fair value based upon an independent appraisal performed on the properties.

3. REVOLVING LINE OF CREDIT AND LONG-TERM DEBT:

The Company has a revolving credit agreement with a bank which expires in June 1999. Borrowings under the $2,500,000 line are payable on demand, limited by eligible percentages of accounts receivable and inventory, as defined, and bear interest at the prime rate plus 1.75%. Borrowings under the agreement are secured by substantially all the Company's assets. Borrowings on the line averaged $751,000, $642,000 and $638,000 at average interest rates of 10.10%, 10.25% and 10.25% in 1998, 1997 and 1996, respectively.

Long-term debt consisted of the following at December 31:


                                                                                     1998         1997
                                                                                  ---------    ---------
            Note payable, with interest at 7.5%                                    $15,000      $95,000
            Less- Current portion                                                  (15,000)     (80,000)
                                                                                  ---------    ---------
                                                                                   $     -      $15,000
                                                                                  =========    =========


The Company has a flooring program with a financing company covering up to $633,000 in inventory purchases. As of December 31, 1998, the flooring program is secured by a standby letter of credit in the amount of $560,000 issued pursuant to the Company's line of credit with the bank.

4.   INCOME TAXES:

As of December 31, 1998, the Company had net operating loss carryforwards (NOL's) of approximately $2.0 million. Certain restrictions caused by the change in ownership could limit annual utilization of the net operating loss carryforwards. The NOL's expire in various years from 1999 to 2007. The Company recorded a full valuation allowance in 1998 and 1997 due to the uncertainty associated with the Company's ability to realize the benefits related to net operating losses generated.

A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows for the years ended December 31:

                                                                         1998       1997        1996
                                                                        ------     --------    -------
            U.S. statutory rate                                          34.0%      (34.0)%    (34.0)%
            State taxes, net of federal benefit                           3.2        (3.2)      (3.2)
            Digital River net losses                                    181.2        49.7       20.0
            Increase (decrease) in valuation allowance                      -       (12.5)      17.2
                                                                        -----      -------     ------
            Effective income tax rate                                   218.4%          - %        - %
                                                                        =====      =======     ======

Significant components of the Company's deferred tax assets and liabilities are as follows as of December 31:


                                                                               1998             1997
                                                                         ------------       ----------
            Deferred tax assets:
               Inventories                                               $    114,000       $  159,000
               Accrued expenses and reserves                                  292,000          184,000
               Net operating loss carryforwards
                  and credits                                                 853,000          999,000
               Investments                                                    664,000          684,000
                                                                         ------------       ----------
                                                                            1,923,000        2,026,000
               Deferred tax valuation allowance                            (1,183,000)      (1,183,000)
                                                                         ------------       ----------
            Total deferred tax assets                                         740,000          843,000
                                                                         ------------       ----------
            Deferred tax liabilities:
               Depreciation and other                                        (106,000)         (12,000)
               Investment in Digital River                                (40,449,000)        (831,000)
                                                                         ------------       ----------
            Total deferred tax liabilities                                (40,555,000)        (843,000)
                                                                         ------------       ----------
            Net deferred tax liability                                   $(39,815,000)      $        -
                                                                         ============       ==========

5.   STOCK OPTIONS AND WARRANTS:

MACUSA PLAN

In 1995, the Company's stockholders approved the MacUSA 1995 Stock Option Plan (the MacUSA Plan), reserving and granting options for 2,870,016 shares of the Company's common stock. Options granted under the MacUSA Plan have been granted at the current market price on the date of grant. Such options generally vest six years from the date of grant and may vest earlier in the event certain targeted net income is achieved. At December 31, 1998, 199,996 of these options remain outstanding.

TECH SQUARED INC. 1995 STOCK OPTION PLAN

In December 1995, the Company's board of directors approved the Tech Squared Inc. 1995 Stock Option Plan (the 1995 Plan) and reserved 2,500,000 shares for future grant. In July 1997, the Company's board of directors approved an increase to the maximum number of shares available for grant under the 1995 Plan to 4,000,000 shares, subject to shareholder approval. Options granted under the 1995 Plan are granted at not less than the current market price on the date of grant, cannot remain outstanding for over ten years and generally become exercisable over a period of four years. Options outstanding under the 1995 Plan totaled 2,642,000, 3,600,500 and 2,425,000 in 1998, 1997 and 1996, respectively.
As of December 31, 1998, 373,857 options in the Plan remain to be granted.

1995 NON-EMPLOYEE DIRECTOR OPTION PLAN

Also in December 1995, the Company's board of directors approved the Tech Squared Inc. 1995 Non-Employee Director Option Plan (the Plan), reserving 350,000 shares of stock for future grant. The Plan allows each director to be granted options for up to 60,000 shares, exercisable at the share price on the date of issuance. These options vest over a two-year period and remain exercisable for a period of seven years. Of previously granted shares, 140,000 remain outstanding pursuant to the Plan as of December 31, 1998.

A summary of the Company's various stock option plans at year-end, with changes during the year then ended, is as follows (see Note 8):

                                       1998                           1997                           1996
                              ---------------------        ------------------------         ---------------------
                                           Weighted                       Weighted                       Weighted
                                            Average                        Average                       Average
                                           Exercise                       Exercise                       Exercise
                               Shares        Price           Shares          Price          Shares         Price
                             ----------   ---------        ----------      --------         ---------   ---------
Outstanding, beginning
   of year                    5,661,484   $  0.89           6,201,958      $   1.18         6,974,468   $   1.27
      Granted                 1,561,500      1.54           1,354,000          0.75         1,602,500       0.75
      Exercised              (1,228,038)     0.78                  --            --                --         --
      Forfeited/
         canceled            (1,541,972)     1.08          (1,894,474)         1.72        (2,375,010)      0.75
                             ----------   -------          ----------      --------         ---------   --------
Outstanding,
   end of year                4,452,974   $  1.06           5,661,484      $    .89         6,201,958   $   1.18
                             ==========   =======          ==========      ========         =========   ========
Exercisable,
   end of year                2,784,838   $  0.83           2,002,366      $    .99         3,066,958   $   1.51
                             ==========   =======          ==========      ========         =========   ========
Weighted average fair
   value of employee
   options granted
                                         $   1.54                          $    .50                     $    .22
                                         ========                          ========                     ========

The Company accounts for these plans under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and net loss per share would have been increased to the following pro forma amounts:


                                                                            1998              1997              1996
                                                                        -----------       ------------      ----------
Net loss:
   As reported                                                          $ (535,678)       $(1,012,590)      $(616,395)
   Pro forma                                                            (2,425,937)        (1,453,394)       (884,399)

Basic and diluted loss per share:
   As reported                                                          $     (.05)       $      (.10)      $    (.06)
   Pro forma                                                                  (.22)              (.14)           (.09)


Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for employee option grants: risk-free interest rate from 4.22% to 5.50% in 1998, 6.11% in 1997 and 6% in 1996; no expected dividend yield; expected lives of five years; and expected volatility of 162% to 195% in 1998, and 206% in 1997. No volatility was used for 1996 as trading was limited.

6.   STOCKHOLDERS' EQUITY:

The Company's redeemable preferred stock carries a 12% cumulative dividend payable quarterly, is convertible into common stock at any time for $12.50 per share, carries a preference on liquidation or dissolution of the Company, and has equal voting rights with the Company's outstanding common stock. The preferred shares are callable by the Company at any time with 60 days' written notice, and all outstanding shares must be redeemed by 2002. The Company has no obligation to redeem the preferred stock prior to 2002. In 1996, the Company redeemed 25,000 shares of preferred stock for total consideration of $22,500.

The dividend payable to officer/shareholder is evidenced primarily by a note payable to the Company's majority stockholder and Chairman. The Company paid approximately $200,000 of this dividend during 1998 and approximately $200,000 in 1997. The note is noninterest-bearing, due on demand and subordinated to the revolving line of credit. Pursuant to the debt subordination agreement, the Company can only make payments up to $200,000 in a calendar year.

STOCK SUBSCRIPTION RECEIVABLE

The Company advanced $469,500 to an employee which was used to purchase shares of common stock. The balance is due in full by September 2000. During 1998, the employee repaid $185,500 of the loan, and 142,000 shares of common stock are held by the Company as collateral on the note at December 31, 1998.

WARRANTS

In 1995, the Company granted a warrant to purchase 150,000 shares of stock for $1.00 per share as compensation for investment banking services and a warrant to purchase 50,000 shares for $1.00 per share as partial settlement of a note payable. Both warrants were exercised in 1998.

In connection with a 1995 merger, the Company acquired the Jaguar Group, Ltd. options and warrants outstanding. These options and warrants allow the holders to purchase 1,114,354 shares of stock at prices between $2.00 and $15.00 per share. At December 31, 1997, 1,098,076 of these shares expired and were forfeited. The remaining 16,278 options and warrants will expire at various dates from May 1999 through July 2000.

7.   COMMITMENTS AND CONTINGENCIES:

LITIGATION

The Company has been named as a defendant in lawsuits in the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

EMPLOYEE RETIREMENT SAVINGS PLAN

The Company maintains an employee retirement savings plan (the Plan) which qualifies under Section 401(k) of the Internal Revenue Code. The Plan is designed to provide eligible employees with an incentive to make regular contributions into a long-term investment and savings program. The Company contributed $3,000 in 1998 and $0 in 1997 and 1996.

OPERATING LEASES

The Company leases all of its warehouse and office space and certain equipment under operating lease agreements. The Company recorded operating lease rental expense totaling $209,000, $193,000 and $184,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Future minimum lease payments of $110,000, including estimated common area maintenance, are due by December 31, 1999.

GOVERNMENT REGULATION

The Company presently collects Minnesota sales tax on sales made within the state of Minnesota. Various states have attempted to impose on direct marketers the burden of collecting use taxes on the sale of products shipped to state residents. The United States Supreme Court affirmed its position that it is unlawful for a state to impose use tax collection obligations on an out-of-state mail order company whose only contact with the state was the distribution of catalogs and other advertising materials through the mail and subsequent delivery of purchased goods by parcel post and interstate common carriers. If legislation is passed to overturn the United States Supreme Court's decision, the imposition of a use tax collection obligation on the Company in states to which it ships products would result in additional administrative expenses to the Company, could result in price increases to the customer and could have a material adverse effect on the Company.

8. RELATED-PARTY TRANSACTIONS:

In December 1995, the Company entered into a consulting agreement with Jaguar Ventures, Limited, an entity owned by one of the Company's board members and by two significant stockholders who were principals of Jaguar Group, Ltd. Pursuant to the agreement, the Company agreed to issue warrants to acquire 300,000 shares of the Company's common stock at $1.75 per share with certain registration rights, and paid $50,000 in cash. In September 1996, the Company repriced these warrants to $1.01 per share. In September 1997, the Company agreed to extend the term by one year to December 1999, subject to certain restrictions.

The Company has agreed to indemnify its majority stockholder and Chairman for any tax liability resulting from any challenges to the Company's S corporation tax returns from 1994 through the date of the Company's conversion to a C corporation in 1995.

                       Tech Squared Inc. and Subsidiaries

                           Consolidated Balance Sheet



                                                                                       September 30,
                                                                                            1999
                                                                                        (Unaudited)
ASSETS
 Current Assets
 Cash and cash equivalents                                                             $  1,433,117
 Restricted cash                                                                            126,923

 Accounts receivable, net of allowance for doubtful receivables of $510,000 and
 $365,000 respectively                                                                    3,325,666
 Inventories                                                                              1,538,431
 Prepaids and other current assets                                                          533,528
                                                                                       ------------
 Total Current Assets                                                                     6,957,665
 Property and equipment, net                                                                458,474
 Investment in Digital River                                                             65,250,000
                                                                                       ------------
                                                                                       $ 72,666,139
                                                                                       ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
 Current Liabilities
 Revolving line of credit                                                              $    337,375
 Accounts payable                                                                         3,518,947
 Accrued compensation and benefits                                                          166,396
 Accrued expenses                                                                           880,878
                                                                                       ------------
 Total Current Liabilities                                                                4,903,596

 Deferred income taxes                                                                   24,470,000

Stockholders' Equity:
 Common stock: no par value; 25,000,000 shares authorized, 13,730,453
  issued and outstanding                                                                       --
 Additional paid-in capital                                                               6,945,599
 Stock subscription receivable                                                             (725,000)
 Retained earnings                                                                         (879,228)
 Unrealized gain on available-for-sale securities                                        37,951,172
                                                                                       ------------
 Total Stockholders' Equity                                                              43,292,543
                                                                                       ------------
                                                                                       $ 72,666,139
                                                                                       ------------



                See accompanying notes to financial statements.

                       Tech Squared Inc. and Subsidiaries

               Consolidated Statements of Operations (Unaudited)



                                                                     Nine Months Ended
                                                              September 30,   September 30,
                                                                   1999            1998
Net Sales                                                     $ 33,166,578    $ 27,816,363
Cost of sales                                                   29,267,366      24,293,303
                                                              ------------    ------------

Gross profit                                                     3,899,212       3,523,060
Selling and marketing expenses                                   1,899,125       2,101,104
General and administrative expenses                              5,631,139       1,781,535
                                                              ------------    ------------

Total Operating Expenses                                         7,530,264       3,882,639
                                                              ------------    ------------

Loss from operations                                            (3,631,052)       (359,579)
Interest income/(expense), net                                      52,834         (74,021)
Investment income                                                    2,048        (266,589)
Loss on mining assets                                             (145,947)           --
Equity in losses of Digital River                                     --        (1,829,207)
                                                              ------------    ------------
Net loss                                                      $ (3,722,117)    $(2,529,396)
Preferred stock dividends                                     $     51,456            --
                                                              ------------    ------------
Net loss applicable to common shares                          $ (3,773,573)    $(2,529,396)
                                                              ------------    ------------
Net loss per common share, basic and diluted                  $      (0.30)         $(0.23)
                                                              ------------    ------------
Weighted average shares outstanding, basic and diluted          12,270,052      10,923,462
                                                              ------------    ------------



                See accompanying notes to financial statements.

                       Tech Squared Inc. and Subsidiaries

               Consolidated Statements of Cash Flows (Unaudited)



                                                                                          Nine Months Ended
                                                                                     September 30,   September 30,
                                                                                         1999            1998
Cash Flows From Operating Activities:

Net Loss                                                                         $    (3,722,117)   $ (2,529,396)

Non-cash items included in loss:

Depreciation and amortization                                                            160,097         134,320

Equity in losses of Digital River                                                           --         1,829,207

Non-cash compensation charges                                                          1,894,923            --

Loss on sale of available-for-sale securities                                               --           266,589

Loss on sale of mining assets                                                            140,000            --

Changes In Operating Assets And Liabilities:

Accounts receivable, net                                                                  62,241          97,616

Inventories                                                                              245,474        (452,296)

Prepaid and other current assets                                                        (116,862)       (149,461)

Accounts payable                                                                      (1,489,502)      1,026,834

Accrued compensation and benefits                                                        (38,760)        (38,323)

Other accrued expenses                                                                  (651,098)       (228,519)
                                                                                     -----------     -----------
Net Cash Used In Operating Activities                                                 (3,515,604)        (43,429)
                                                                                     -----------     -----------
Cash Flows From Investing Activities:

Change in restricted cash                                                                102,543         (53,554)

Purchases of property and equipment                                                     (118,698)       (216,036)

Proceeds from sale of available-for-sale securities                                         --           287,411
Sale of mining assets                                                                     50,000            --
                                                                                     -----------     -----------
Net Cash Provided By Investing Activities                                                 33,845          17,821
                                                                                     -----------     -----------
Cash Flows From Financing Activities:

Net change in revolving line of credit                                                   329,980          15,625

Stock options exercised, net                                                             619,477         227,920

Redemption of preferred stock                                                           (187,000)           --

Dividends paid                                                                          (283,857)       (200,000)
                                                                                     -----------     -----------

Net Cash Provided By Financing Activities                                                478,600          43,545
                                                                                     -----------     -----------

Net Increase (Decrease) In Cash                                                       (3,003,159)         17,937

Cash At Beginning Of Period                                                            4,436,276             300
                                                                                     -----------     -----------

Cash At End Of Period                                                                $ 1,433,117    $     18,237
                                                                                     -----------     -----------
Supplemental cash flow information:

Cash paid for interest                                                               $    43,074    $     75,895









          See accompanying notes to consolidated financial statements.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                               SEPTEMBER 30, 1999

NOTE 1---BASIS OF PRESENTATION



     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The accompanying consolidated financial statements and notes should be read in conjunction with the audited financial statements and notes thereto included in the Company's 1998 annual report on Form 10-K, as amended.

NOTE 2---INVENTORIES

     The Company's inventories consist primarily of goods held for resale and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

NOTE 3---DIGITAL RIVER

     In December 1995, the Company's wholly-owned subsidiary, MacUSA, was granted, by Joel Ronning, the majority shareholder and Chairman of the Board of Directors of the Company, an option, exercisable through December 31, 2000 (the "Digital River Option") to acquire 3,200,000 (post-split) shares (the "Digital River Shares") of Digital River, Inc., a Minnesota corporation ("Digital River") which was then privately held. At that time, such shares represented approximately 60% of the outstanding common stock of Digital River.

     Digital River conducted its initial public offering in August 1998. Prior to such offering, the Company's ownership percentage of Digital River had been reduced to approximately 23% and was being accounted for using the equity method of accounting. Upon completion of such offering, the Company's ownership percentage was reduced to approximately 19% at which time the Company began accounting for its investment in Digital River as an available-for-sale security in accordance with Statement of Financial Accounting Standards (SFAS) No. 115. Digital River's shares are traded on the NASDAQ stock market under the symbol "DRIV."

     In December 1998, the Company participated in Digital River's secondary offering by exercising and selling 200,000 shares subject to the Digital River Option realizing net proceeds of $4,430,000.

     In July 1999, the Company completed a cashless exercise of the Digital River option by surrendering its right to one share of Digital River common stock in exchange for 2,999,999 shares of Digital River common stock. Subsequently, the Company purchased one share of Digital River stock to bring its investment in Digital River to 3,000,000 shares, which represents ownership of approximately 15% of Digital River as of September 30, 1999.

     In July 1999, the Company executed a definitive agreement with Digital River for the sale of the assets of the Company consisting primarily of 3,000,000 shares of Digital River common stock and cash in a tax-free reorganization. Pursuant to the Agreement, the Company will receive 2,650,000 shares of Digital River common stock for which the Company will exchange

3,000,000 shares of Digital River common stock, which it currently holds, and $1.2 million in cash. The Company has adopted a plan of liquidation, subject to shareholder approval, which will provide that the Company will distribute the shares of Digital River common stock received in the exchange to the Company's shareholders after payment of the Company's liabilities and the establishment of a liquidating trust to pay any potential future liabilities of the Company. The Company expects to contribute $6.2 million in cash and Digital River common stock to such trust. The Agreement requires that all of the operations of the Company, including its catalog and distribution businesses, be sold or liquidated prior to closing of the transaction contemplated by such Agreement.

NOTE 4---PREFERRED STOCK

     In June 1999, the Company sent notice to all preferred stockholders that the Company intended to call all preferred stock. The terms of the preferred shares provided that after five years from the date of issuance, the Company on sixty days notice may call such shares. In August 1999, the Company paid the principal plus accrued dividends to the date of payment to the holders of such preferred shares.

NOTE 5---COMPREHENSIVE INCOME

     SFAS No. 130 established standards for reporting and display in the financial statements of total net income and the components of all other nonowner changes in equity, referred to as comprehensive income. Other comprehensive income/(loss) for the three and nine month periods ended September 30, 1999 was approximately ($21,666,000) and ($25,905,000), respectively, compared to $13,936,000 and $13,887,000 for the same periods of 1998. Other comprehensive income was comprised of changes in the market value of the available-for-sale securities and the investment in Digital River.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Virtual Technology Corporation




Date March 1, 2000                      By /s/ John L. Harvatine
    -------------------------------       ----------------------------
                                            John L. Harvatine
                                            Chief Financial Officer